Exhibit 99.1

Clarus Therapeutics Reports Fourth Quarter and Full Year 2021 Financial and Operating Results

2021 net revenue increased 119% year-over-year to $14.0 million

Fourth quarter 2021 net revenue increased 88% year-over-year to $4.6 million

Fourth quarter 2021 total prescription growth for JATENZO® increased 11% sequentially and increased 81% year-over-year

Conference call and webcast today at 5:15 p.m. ET

NORTHBROOK, Ill.—March 30, 2022—Clarus Therapeutics Holdings, Inc. (Clarus) (Nasdaq:CRXT), a pharmaceutical company dedicated to providing solutions to unmet medical needs by advancing androgen and metabolic therapies for men and women, today reported financial results for the fourth quarter and full year of 2021.

“Clarus delivered solid growth in net revenue as a new public company driven by continued demand for JATENZO,” said Dr. Robert Dudley, President and Chief Executive Officer of Clarus. “We also significantly expanded payer access coverage for JATENZO as payers recognized its value and innovation for treatment of appropriate hypogonadal men. In February, we launched our new online patient portal, partnering with Vault Health and AssistRx, leaders in providing healthcare services to patients. We believe our commitment to serve patients through these partnerships will enhance overall patient experiences and positively impact JATENZO sales. We are excited that JATENZO continues to perform well in the market. We continue to explore various financing and strategic options to maximize stockholder value. We thank our stockholders for their continued support and our employees for their dedication and hard work.”

Recent Business Highlights

•

Total prescriptions continued to grow for JATENZO in the fourth quarter of 2021 with an increase of 11% sequentially and 81% year-over-year driven primarily by advertising and promotion and an increase in payer coverage across all payer channels

•	Two new patents for JATENZO issued in November 2021

•	Closed a $15 million private placement with a leading healthcare investor in December 2021, the proceeds of which support the ongoing commercialization of JATENZO

•	Appointed Dr. Zhanna Jumadilova as Chief Clinical Development Officer in January 2022

•	Launched strategic partnerships with Vault Health and AssistRx to enhance the patient experience in February 2022

•

Initiated screening for the first patient in an investigator-initiated Phase 4 clinical trial of JATENZO for the treatment of hypogonadal men with chronic kidney disease (CKD) in March 2022; expect to announce results from the trial in the first half of 2023

•	Recently initiated process to explore strategic alternatives to maximize stockholder value

Fourth Quarter and Full Year 2021 Financial Results Highlights

Fourth quarter 2021 net revenue increased 88.0% to $4.6 million from $2.4 million in the same period last year. For the year ended December 31, 2021, net revenue was $14.0 million, an increase of 119.1% from $6.4 million for 2020, in each case related to the growth in sales of JATENZO.

Gross margin was 71.7% for the fourth quarter of 2021, compared to 85.2% for the prior year period, and 80.5% for the year ended December 31, 2021, compared to a negative margin in the prior year. The gross margin was negatively impacted by the write-off of $0.7 million and $7.8 million for obsolete inventory in the years ended December 31, 2021 and 2020, respectively.

Fourth quarter 2021 operating expenses increased by 3.1% to $10.5 million from $10.2 million in the same period last year, primarily attributed to increases in general and administrative expenses associated with increased headcount and costs associated with financing activities and operating as a public company. For the year ended December 31, 2021, operating expenses increased by 13.6% to $51.0 million from $44.9 million for 2020, driven by increased headcount and professional fees associated with financing activities and operating as a public company.

Included in total operating expenses for fourth quarter 2021 was a decrease in sales and marketing expenses of 5.0% to $5.7 million from $6.0 million in the same period last year, primarily attributed to the timing of advertising and promotional spend associated with JATENZO. For the year ended December 31, 2021, sales and marketing expenses increased by 0.5% to $30.7 million from $30.5 million for 2020, primarily attributed to an increase in commercial analytics and market research costs, and sales and marketing expenses associated with JATENZO.

Also included in total operating expenses for fourth quarter 2021 was an increase in general and administrative expenses by 18.2% to $4.3 million from $3.7 million in the same period last year, primarily attributed to an increase in personnel costs associated with a growing business and financing related costs. For the year ended December 31, 2021, general and administrative expenses increased by 39.6% to $16.7 million from $11.9 million for 2020, primarily attributed to higher personnel costs due to an increase in headcount and consulting costs, and an increase in public company costs.

Total operating expenses for fourth quarter 2021 also reflect a decrease in research and development expenses, which decreased by 8.8% to $0.5 million from $0.6 million in the same period last year, primarily attributed to ongoing clinical costs associated with our lead commercial asset. For the year ended December 31, 2021, research and development expenses increased by 51.4% to $3.6 million from $2.4 million for 2020, primarily attributed to clinical costs associated with our lead commercial asset, JATENZO, and licensing fees related to the HavaH and McGill agreements.

Fourth quarter 2021 net loss was $4.3 million, or $0.19 per common share (basic), compared to net income of $0.3 million, or $0.00 per common share (basic) in the same period last year. For the year ended December 31, 2021, net loss was $40.6 million, or $5.72 per common share (basic), compared to net income of $4.3 million, or $0.00 per common share (basic) in 2020.

Strategic Alternatives Initiative

Our cash and cash equivalents as of December 31, 2021 will fund our current operating plan into approximately April 2022. Accordingly, we continue to explore strategic alternatives for the purpose of maximizing stockholder value and expect to devote significant efforts to raise capital, restructure our indebtedness and identify and evaluate potential strategic alternatives. There can be no assurance that these efforts will be successful, and our board of directors is assessing appropriate alternatives available to Clarus. Any failure in these efforts could force us to delay, limit or terminate our operations, make reductions in our workforce, discontinue our commercialization efforts for JATENZO as well as other development programs, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

Major Upcoming Milestones

•

Phase 4 clinical trial for JATENZO as T therapy for female-to-male transgender individuals (labeling expansion; Investigator-Initiated Study) expected to be initiated in the second half of 2022, subject to availability of funding

•	Phase 2 clinical trial for CLAR-121 (T + anastrozole) for the treatment of inflammatory breast disease (PDM) expected to be initiated in the second half of 2022, subject to availability of funding

•	Phase 2 clinical trial for once daily oral testosterone undecanoate for the treatment of male hypogonadism expected to be initiated in the second half of 2022, subject to availability of funding

•

Phase 1 clinical trial for CLAR-222 (CoQ10 + caspofungin) for the treatment of primary forms of CoQ10 deficiency and related mitochondrial dysfunction expected to be initiated in the second half of 2022, subject to availability of funding

•	Results from the Phase 4 clinical trial of JATENZO for the treatment of hypogonadal men with CKD expected in the first half of 2023

Conference Call and Webcast

Clarus will host a conference call today at 5:15 p.m. ET to discuss the results. The dial-in numbers are (844) 249-2007 for domestic callers and (224) 619-3902 for international callers. The conference ID number is 5454819. A live webcast and replay of the conference call will be accessible through the Investors section of Clarus Therapeutics’ website at Investors.ClarusTherapeutics.com.

About Clarus Therapeutics Holdings, Inc.

Clarus Therapeutics Holdings, Inc. is a pharmaceutical company with expertise in developing androgen and metabolic therapies for men and women – including potential therapies for orphan indications. Clarus Therapeutics’ first commercial product is JATENZO (testosterone undecanoate). For more information, visit www.clarustherapeutics.com and www.jatenzo.com. Follow us on Twitter (@Clarus_Thera) and LinkedIn (Clarus Therapeutics).

Clarus Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” for purposes of the federal securities laws. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Clarus’ forward-looking statements in this press release include, but are not limited to, statements regarding the timing of initiation and data from clinical trials for JATENZO and other product candidates, the effects of current partnerships on patient experiences and JATENZO sales, Clarus’ growth in 2022, strategic alternatives, and Clarus’ cash runway, among others. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Clarus will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Clarus’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with Clarus’ financial position, risks inherent in pharmaceutical development, and those factors described under the heading “Risk Factors” in the prospectus filed with the Securities and Exchange Commission (the SEC) under Rule 424(b)(3) on December 23, 2021, and those that are included in any of Clarus’ future filings with the SEC, including its annual report on 10-K for the year ended December 31, 2021 when filed. Some of these risks and uncertainties may in the future be amplified by the ongoing COVID-19 pandemic and there may be additional risks that Clarus considers immaterial, or which are unknown. It is not possible to predict or identify all such risks. Clarus’ forward-looking statements only speak as of the date they are made, and Clarus does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

JATENZO® is a registered trademark of Clarus Therapeutics Holdings, Inc.

# # #

Clarus Contact:

Kara Stancell

Vice President, Investor Relations & Corporate Communications

kstancell@clarustherapeutics.com

(847) 562-4300 x 206

The following presents Clarus Therapeutics Holdings, Inc. statements of operations for the three and twelve months ended December 31, 2021 and 2020:

CLARUS THERAPEUTICS HOLDINGS, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

	(Unaudited)
Revenue:
Net product revenue	$4,562	$2,426	$13,957	$6,369
Cost of product sales	1,289	359	2,720	8,687

Gross profit (loss)	3,273	2,067	11,237	(2,318)
Operating expenses:
Sales and marketing	5,660	5,958	30,677	30,524
General and administrative	4,346	3,676	16,662	11,937
Research and development	537	589	3,630	2,398

Total operating expenses	10,543	10,223	50,969	44,859

Loss from operations	(7,270)	(8,156)	(39,732)	(47,177)
Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	4,898	13,037	12,508	66,891
Interest income	1	1	2	25
Interest expense	(1,931)	(4,604)	(15,895)	(15,394)
Litigation settlement	—	—	2,500	—

Total other (expense) income, net	2,968	8,434	(885)	51,522

Net (loss) income before income taxes	(4,302)	278	(40,617)	4,345
Provision for income taxes	—	—	—	—

Net (loss) income	$(4,302)	$278	$(40,617)	$4,345

Net (loss) income attributable to common stockholders, basic	$(4,302)	$278	$(40,205)	$(10,336)

Net loss attributable to common stockholders, diluted	$(4,302)	(25,684)	$(40,205)	$(69,963)

Net loss per common share, basic	$(0.19)	—	$(5.72)	—

Net loss per common share, diluted	$(0.19)	$(3.01)	$(5.72)	$(8.20)

Weighted-average common shares used in net loss per share, basic	22,458,785	—	7,027,860	—

Weighted-average common shares used in net loss per share, diluted	22,458,785	8,529,846	7,027,860	8,529,846

CLARUS THERAPEUTICS HOLDINGS, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$26,415	$7,233
Accounts receivable, net	6,341	4,400
Inventory, net	14,214	5,857
Prepaid expenses	4,673	1,846

Total current assets	51,643	19,336
Property and equipment, net	65	64

Total assets	$51,708	$19,400

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Senior notes payable	$42,269	$41,902
Accounts payable	13,945	12,107
Accrued expenses	8,261	4,631
Deferred revenue	1,585	1,172

Total current liabilities	66,060	59,812
Convertible notes payable to related parties	—	77,911
Royalty obligation	—	9,262
Derivative warrant liability	1,567	—

Total liabilities	67,627	146,985
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value, 0 and 53,340,636 shares authorized at December 31, 2021 and December 31, 2020; 0 and 36,756,498 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	198,195
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock $0.0001 par value; 125,000,000 shares authorized; 24,025,817 and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	2	—
Additional paid-in capital	305,734	—
Accumulated deficit	(321,655)	(325,780)

Total stockholders’ equity (deficit)	(15,919)	(325,780)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$51,708	$19,400